Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 15th day of May, 2009, by and between GUARDIAN ZONE TECHNOLIGIES, INC., a Delaware corporation, (the "Company"), and David Wible, an individual (the "Executive").

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company, and the Executive desires to be employed by the Company in such capacities; and

WHEREAS, the parties hereto desire to enter into an agreement of employment mutually beneficial to said parties, and for the purpose of defining the rights, duties and obligations of each of the parties hereto.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Employment.  Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2.           Term.  Subject to the provisions of Section 12 of this Agreement, Executive's employment shall be for a period of three (3) years, commencing on May 15, 2009.  At the end of the initial term of the Agreement, the Agreement will renew on an annual basis with the consent of each of the parties.

3.           Executive's Position, Duties and Authority.

3.1           Position.  The Company shall employ the Executive, and the Executive shall serve as Chief Executive Officer of the Company.

                      3.2           Description.  The Executive shall perform such duties and responsibilities as shall be reasonably assigned to the Executive by the Board of Directors of the Company.

3.3           Authority.  At all times during the Term, the Executive shall report directly to the Board of Directors of the Company.

4.           Services.

4.1           General.  The Executive shall devote sufficient business time, labor, skill and energy to the business and affairs of the Company and to the duties and responsibilities referred to in Section 3.2 of this Agreement.

                      4.2           Opportunities; Investments.  The Executive covenants and agrees that, during the Term, he shall inform the Company of each business opportunity related to the business of the Company or any of the Company's subsidiaries or affiliates of which he becomes aware and that he will not, directly or indirectly, exploit any such opportunity for his own account.

5.           Location of Employment.  The principal location for the performance of his duties hereunder shall be at the sole discretion of the executive.

6.           Warrants.  Executive shall be granted by the Company 6,000,000 Warrants to purchase Common Stock of the Company at a warrant exercise price of $0.02 per share (the “Warrants”).  The Warrants shall vest 1,000,000 Warrants immediately upon signing this agreement and 2,500,000 Warrants per three month anniversary of the employment of Executive.

7.           Base Salary.  For all services rendered by Employee under this Agreement, Employee will receive a base salary (“Base Salary”) of Two Hundred Thousand and 00/100 Dollars ($200,000.00) per year less applicable withholding and payroll taxes.  The Base Salary will be paid in accordance with the Corporation’s standard payroll practices.  The Executive’s compensation will be recorded as a liability owed to Executive (accrued wages and related payroll taxes) and will not be due and payable until the company is able to pay such wages.

7.           Bonuses.  Commencing with the Term of this Agreement, each year the Executive shall be eligible to a discretionary annual bonus (a “Bonus”), payable within ninety (90) days after the end of the fiscal year in an amount to be determined by the Board of Directors in consideration for the Executive's performance.

8.           Deductions.  The Company shall, in accordance with applicable law, deduct from the any compensation paid to Executive by the Company under the provisions of this Agreement, or, if applicable, to his estate, legal representatives or other beneficiary designated in writing by the Executive, all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are required by law to be charged on the compensation of the Executive or charged on cash benefits payable by the Company hereunder to his estate, legal representatives or other beneficiary.

9.           Expenses; Vacation.  The Company shall reimburse the Executive, upon production of reasonably detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other business expenses including such expenses set forth in Section 10.2 hereof as shall be incurred by him in the performance of his duties hereunder.  During the Term of this Agreement, the Executive shall be entitled to 6 weeks vacation annually at the compensation in effect when the vacation is taken.

10.           Benefits and Additional Benefits.

10.1           Benefits.  During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Company now existing or hereafter established, on terms no less favorable than those made available to other senior executives of the Company.

10.2           Additional Benefits.  The Executive shall be entitled to receive such other benefits or rights as may be provided under any employment benefit plan provided by the Company that is now or hereafter will be reflected,  including participation in life, medical, disability and dental insurance plans at no cost.

11.           Confidential Information.  All records, papers, models, programs and other documents and those kept or made by the Executive relating to the business or affairs of the Company, the Company's subsidiaries or affiliates, or any of the clients or customers of such entities shall be and remain the property of the Company, and to the-extent available shall be delivered by the Executive to the Company as may required, upon the expiration or earlier termination of the Executive's employment by the Company.

12.           Termination.

12.1           Reasons for Termination.  Notwithstanding the provisions of Sections 1 and 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Board of Directors of the Company upon 180 days’ written notice to Executive.

12.2           Consequences of Termination of this Agreement under Section 12.  In the event that this Agreement is terminated in accordance with Section 12.1 above, the Company shall have no further obligations or liabilities to the Executive hereunder and the Warrants will cease to vest.

13.           Notices.  Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below.  If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed.  Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

                      (i)           If to the Executive:    David Wible
                                                          102 Creekwood Drive
                                                          Venetia, PA  15367

(ii)           If to the Company:  GZT
                          17 Woodside Road
    Chagrin Falls, Ohio 44022
With a copy to:
James W. Margulies
Margulies & Levinson, LLP
30100 Chagrin Blvd, Suite 250
Cleveland, Ohio 44124
Fax:  (216) 514-5996

14.           General.

15.1           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

15.2           Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.3           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties, except as specifically provided herein.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties.  No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof.

                      15.4           Amendments; Waivers.  This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without consent in writing of the parties hereto.  However, in the event that the Company issues an Employee Directive which amends or modifies any policy specifically identified and incorporated into this Agreement, such policy automatically shall be deemed included as part of this Agreement without further consideration other than the continued performance of this Agreement's material terms by the Company.  The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

15.5           Beneficiaries.  Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Company.  The Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to the Company (and any applicable insurance company) to such effect.

15.6           Further Assurances.  The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

                      15.7           Ability to Fulfill Obligations.  Neither the Company nor the Executive is a party to or bound by any agreement which would be violated by the terms of this Agreement.

                      15.8           Severability.  Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

                      15.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.  It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

15.10           Survival of Certain Provisions.  The provisions of Sections 10, 11, and 12 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

15.11           Arbitration of Disputes.  Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in Cleveland, Ohio by and pursuant to the rules then prevailing of the American Arbitration Association.  The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction.  The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties.  If the Executive is the prevailing party on any issue in any such arbitration proceeding, he shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by him.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GUARDIAN ZONE TECHNOLOGIES, INC.

By:                       /s/ Thomas J. Radu
Name:   Thomas J. Radu
Title:

              /s/ David Wible
            David Wible